April 25, 2001


Board of Directors
The Union Central Life
   Insurance Company
1876 Waycross Road
P.O. Box 40888
Cincinnati, Ohio  45240


Re: Carillon Life Account

Ladies and Gentlemen:

     We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central Life Insurance Company (File No. 333-36220). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.




                                   Very truly yours,

                            SUTHERLAND ASBILL & BRENNAN LLP



                            By:  /ss/ Kimberly J. Smith
                                     Kimberly J. Smith